Consent of Independent Registered Public Accounting Firm


The Board of Trustees and Shareholders
The AllianceBernstein Portfolios

We consent to the use of our reports, dated October 27, 2009, with respect to the statements of assets and liabilities, including the portfolios of investments, of AllianceBernstein Tax-Managed Wealth Appreciation Strategy, AllianceBernstein Tax-Managed Balanced Wealth Strategy and AllianceBernstein Tax-Managed Conservative Wealth Strategy (formerly known as AllianceBernstein Tax-Managed Wealth Preservation Strategy), and the statements of net assets of AllianceBernstein Wealth Appreciation Strategy, AllianceBernstein Balanced Wealth Strategy and AllianceBernstein Conservative Wealth Strategy (formerly known as AllianceBernstein Wealth Preservation Strategy), each a series of the AllianceBernstein Portfolios, as of August 31, 2009, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended, incorporated herein by reference, and to the references to our firm under the headings "FINANCIAL HIGHLIGHTS" in the Prospectuses and "SHAREHOLDER SERVICES - Statements and Reports" and "FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM" in the Statement of Additional Information.


/s/KPMG LLP


New York, New York
December 21, 2009